As filed with the U.S. Securities and Exchange Commission on September 18, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SMARTKEM, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-1083654
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Barbra C. Keck

Chief Financial Officer

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis Lombardo, Esq.

Meister Seelig & Schuster PLLC

125 Park Avenue, 7th Floor

New York, New York 10017

Tel: (212) 655-3500

Fax: (212) 655-3535

Approximate date of commencement of proposed sale to the public: From time to time, after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462I under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462I under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of  “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders listed herein may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy the securities in any state where offers or sales are not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated September 18, 2026

15,127,662 Shares of Common Stock

The selling stockholders named in this prospectus may use this prospectus to offer and resell from time to time up to 15,127,662 shares of our common stock, par value $0.0001 per share (“Common Stock”), comprised of (i) 2,516,786 shares of Common Stock (“Additional Conversion Shares”) issuable upon conversion of 3,750 shares of the Company’s Series A Convertible Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), issued at Additional Closings (defined below) on July 16, 2026 and July 24, 2026, (ii) 161,313 shares of Common Stock (“Additional Warrant Shares”) issuable upon exercise of warrants issued at such Additional Closings and (iii) 12,449,563 additional shares of Common Stock (“Additional RRA Shares”) that we are required to register pursuant to the Preferred Stock Registration Rights Agreement (as defined below).

The shares of Common Stock registered hereunder are in addition to the (i) 5,028,373 shares of Common Stock issuable upon conversion of 26,411.5 shares of Series A Preferred Stock, and (ii) 705,936 shares of Common Stock issuable upon exercise of warrants (the “Warrant Shares”), which in each case were previously registered in the Company’s Registration Statement on Form S-3 (File No. 333-295156), as amended by Amendment No. 1 thereto (File No. 333-297248) declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 24, 2026 (the “Prior Prospectus”).

The numbers of shares of Common Stock provided above give effect to the Company’s Reverse Stock Split (as defined below), effected August 20, 2026.

The Series A Preferred Stock and the Warrants were issued to the selling stockholders in reliance upon the exemption from the registration requirements in Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 of Regulation D promulgated thereunder.

We are not selling any Common Stock under this prospectus and will not receive any of the proceeds from the sale of the Additional Conversion Shares, the Additional Warrant Shares, or the Additional RRA Shares by the selling stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash.

The selling stockholders identified in this prospectus may offer the shares of Common Stock from time to time through public or private transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. The registration of the shares of Common Stock on behalf of the selling stockholders; however, does not necessarily mean that the selling stockholder will offer or sell their shares of Common Stock under this registration statement or at any time in the near future. We provide more information about how the selling stockholder may sell their shares of Common Stock in the section entitled “Plan of Distribution” on page 16.

The selling stockholders will bear all commissions and discounts, if any, attributable to the sale or disposition of the shares of Common Stock, or interests therein. We will not be paying any underwriting discounts or commissions in this offering. We will pay the expenses of registering the shares of Common Stock pursuant to this prospectus.

Our Common Stock is traded on The Nasdaq Capital Market under the symbol “SMTK.” On September 16, 2026, the last reported sale price of our Common Stock was $2.35 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

An investment in our Common Stock involves a high degree of risk. See “Risk Factors” on page 3 of this prospectus for more information on these risks.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September ___, 2026

You should rely only on the information provided in this prospectus, as well as the information incorporated by reference into this prospectus and any applicable prospectus supplement. Neither we nor the selling stockholder has authorized anyone to provide you with different information. Neither we nor the selling stockholders are making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, any applicable prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Since the respective dates of this prospectus and the documents incorporated by reference into this prospectus, our business, financial condition, results of operations and prospects may have changed.

SUMMARY

Overview

We develop and manufacture custom electronic materials designed to enable the next generation of electronics. Our advanced TRUFLEX® materials integrate into existing manufacturing processes, supporting efficient, scalable production and high-performance outcomes across a broad range of electronic applications. We combine materials science expertise with practical engineering to deliver tailored solutions for partners seeking to innovate in electronics.

We design and develop our materials at our research and development facility in Manchester, UK. We operate with an international footprint, providing materials development, prototyping and technical support to customers and collaborators globally.

Recent Developments

Reverse Stock Split

On August 20, 2026, we effected a 1-for-50 reverse stock split of our issued and outstanding Common Stock (the “Reverse Split”). Our common stock began trading on a split-adjusted basis on Nasdaq on August 21, 2026 under the symbol “SMTK.” As a result of the Reverse Split, every 50 shares of our issued and outstanding Common Stock were automatically combined into one share of Common Stock. Proportionate adjustments were made to the number of shares of Common Stock underlying our outstanding equity awards, warrants and other convertible securities, including the Series A Preferred Stock and related warrants, as well as the applicable exercise and conversion prices. The Reverse Split did not change the par value of our common stock.

Business Combination Agreement

On August 3, 2026, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Ferrox Critical Minerals, Ltd. (“Ferrox”) and SMTK Merger Sub Inc., our wholly owned subsidiary, pursuant to which we agreed to acquire Ferrox in an all-stock transaction with an aggregate purchase price of approximately $125 million. The proposed transaction (the “Business Combination”) is subject to customary closing conditions, including approval by our stockholders and Ferrox’s shareholders, the effectiveness of a registration statement on Form S-4, Nasdaq approval of the shares to be issued in the transaction and other customary conditions. The Business Combination Agreement may be terminated under specified circumstances, including if the transaction has not been completed by March 31, 2027. No assurance can be given that the transaction will be completed on the proposed terms or at all.

Bridge Financing to Ferrox Critical Minerals

On June 22, 2026, we funded a bridge loan to Ferrox in the principal amount of $2.5 million pursuant to a convertible promissory note, and on July 27, 2026, we funded an additional bridge loan to Ferrox in the principal amount of $4.9 million pursuant to an additional convertible promissory note. In each case, the note bears interest at 5.0% per annum, matures on December 31, 2026 and provides us with the right to convert the outstanding indebtedness into ordinary shares of Ferrox at a valuation-based conversion price, subject to customary adjustments. The note contains customary covenants and grants us certain rights with respect to specified transactions involving Ferrox, including rights of first refusal and exclusivity through December 31, 2026. This note is in addition to the convertible promissory notes issued by Ferrox to us on March 13, 2026, in the principal about of $1.5 million, and on April 23, 2026, in the principal about of $2.3 million. To date, an aggregate of $2.6 million has been repaid under the convertible promissory notes described above.

Corporate Information

We were incorporated as Parasol Investments Corporation in the State of Delaware on May 13, 2020. SmartKem Limited was incorporated under the laws of England and Wales on July 21, 2008. On February 23, 2021, we completed an exchange with SmartKem Limited and the former shareholders of SmartKem Limited (the “Exchange”) pursuant to which substantially all of the equity interests in SmartKem Limited were exchanged for shares of our Common Stock, and SmartKem Limited became our wholly owned subsidiary. Immediately following the Exchange, the business of SmartKem Limited became our business and we changed our name to “SmartKem, Inc.” Prior to the Exchange, Parasol Investments Corporation was a “shell” company registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with no specific business plan or purpose until it began operating the business of SmartKem Limited following the closing of the Exchange.

On June 12, 2026, the Company announced that the directors of SmartKem, Ltd., a corporation organized under English law and the Company’s wholly owned subsidiary, had instructed an administrator to assist in the process of placing SmartKem, Ltd. into creditors Voluntary Liquidation, which will not impact the Company’s current operations.

Our principal executive offices are located at 3 Germay Drive, Unit 4 #1029, Wilmington, DE 19804. Our website address is www.smartkem.com. Information contained on, or that can be accessed through, our website is not a part of this prospectus.

All trademarks, service marks and trade names appearing in this prospectus are the property of their respective holders. Use or display by us of other parties’ trademarks, trade dress, or products in this prospectus is not intended to, and does not, imply a relationship with, or endorsements or sponsorship of, us by the trademark or trade dress owners.

Implications of Being a Smaller Reporting Company

We are a smaller reporting company as defined in the Exchange Act. We may take advantage of certain of the scaled disclosures available to smaller reporting companies and will be able to take advantage of these scaled disclosures for so long as (i) the market value of our voting and non-voting Common Stock held by non-affiliates is less than $250 million measured on the last business day of our second fiscal quarter or (ii) our annual revenue is less than $100 million during the most recently completed fiscal year and the market value of our voting and non-voting Common Stock held by non-affiliates is less than $700 million measured on the last business day of our second fiscal quarter. Specifically, as a smaller reporting company, we may choose to present only the two most recent fiscal years of audited financial statements in our Annual Report on Form 10-K and have reduced disclosure obligations regarding executive compensation and, if we are a smaller reporting company with less than $100 million in annual revenue, we would not be required to obtain an attestation report on internal control over financial reporting issued by our independent registered public accounting firm.

RISK FACTORS

Any investment in our Common Stock involves a high degree of risk. Before deciding whether to purchase our Common Stock, investors should carefully consider the risks described below together with the “Risk Factors” described in our most recent Annual Report on Form 10-K and any updates described in our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are incorporated herein by reference, as may be amended, supplemented or superseded from time to time by other reports we file with the U.S. Securities and Exchange Commission (the “SEC”). Our business, financial condition, operating results and prospects are subject to the following material risks as well as those material risks incorporated by reference. Additional risks and uncertainties not presently foreseeable to us may also impair our business operations. If any of the following risks actually occurs, our business, financial condition or operating results could be materially adversely affected. In such case, the trading price of our Common Stock could decline, and our stockholders may lose all or part of their investment in the shares of our Common Stock.

General Risks Related to Our Common Stock and this Prospectus.

We will not receive any proceeds from the sale of the shares of Common Stock by the selling stockholders covered by this prospectus.

We are registering shares of Common Stock that may be issued by us to the selling stockholders upon conversion of Series A Preferred Stock or exercise of the Warrants to permit the resale of these shares of Common Stock from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholder of the shares of Common Stock. We will, however, receive the net proceeds of any Warrants exercised for cash.

We may require additional funding through further issuances of our Common Stock or other securities, which may negatively affect the market price of our Common Stock.

To operate our business, we may need to raise additional capital through sales of our Common Stock, securities exercisable for or convertible into our Common Stock or debt securities pursuant to which interest and/or principal payments may be satisfied through the issuance of our Common Stock. Future sales of such securities or our Common Stock could adversely affect the prevailing market price of our Common Stock and our ability to raise capital in the future, and may cause you to incur additional dilution.

We do not intend to pay dividends on our Common Stock so any returns will depend on appreciation in the price of our Common Stock.

We have never declared or paid any cash dividends on our Common Stock. We currently anticipate that we will retain future earnings, if any, for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will, therefore, be limited to the appreciation of their respective shares. There is no guarantee that our Common Stock will appreciate in value or maintain the price at which you purchased them.

Risks Related to the Business Combination

Neither SmartKem nor Ferrox can be sure if or when the Business Combination will be completed.

The consummation of the Business Combination is subject to the satisfaction or waiver of various conditions. Neither SmartKem nor Ferrox can guarantee that the closing conditions set forth in the Business Combination Agreement will be satisfied. If SmartKem is unable to satisfy the closing conditions in Ferrox’s favor or if other mutual closing conditions are not satisfied, Ferrox will not be obligated to complete the Business Combination. Under certain circumstances, SmartKem would be required to pay Ferrox a termination fee equal $3,000,000.

If the Business Combination is not completed, the SmartKem Board, in discharging its fiduciary obligations to SmartKem stockholders, will evaluate other strategic alternatives or financing options that may be available, which alternatives may not be as favorable to SmartKem stockholders as the Business Combination. Any future sale or Business Combination, financing or other transaction may be subject to further stockholder approval. SmartKem may also be unable to find, evaluate or complete other strategic alternatives, which may have a materially adverse effect on SmartKem’s business.

SmartKem’s and Ferrox’s efforts to complete the Business Combination could cause substantial disruptions in, and create uncertainty surrounding, their respective businesses, which may materially adversely affect their results of operation and businesses. Uncertainty as to whether the Business Combination will be completed may affect SmartKem’s and Ferrox’s ability to retain and motivate existing employees. A substantial amount of SmartKem’s and Ferrox’s management’s and employees’ attention is being directed toward the completion of the Business Combination and thus is being diverted from their respective day-to-day operations. Uncertainty as to SmartKem’s and Ferrox’s future could adversely affect their relationship with customers, collaborators, suppliers, vendors, regulators and other business partners. For example, customers, vendors, collaborators and other counterparties may defer decisions concerning working with SmartKem or Ferrox, or seek to change existing business relationships with SmartKem or Ferrox. Changes to, or termination of, existing business relationships could adversely affect SmartKem’s results of operations and financial condition, as well as the market price of SmartKem common stock. The adverse effects of the pendency of the Business Combination could be exacerbated by any delays in completion of the Business Combination or termination of the Business Combination Agreement.

Until the Business Combination is completed, the Business Combination Agreement restricts Ferrox and SmartKem from taking specified actions without the consent of the other party, and requires them to operate in the ordinary course of business consistent with past practice. These restrictions may prevent Ferrox and SmartKem from making appropriate changes to their respective businesses or pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

The closing of the Business Combination is subject, among other approvals, to approval by SmartKem Stockholders and by the Ferrox Holders. Failure to obtain these approvals would prevent the closing of the Business Combination.

The closing of the Business Combination is subject to certain approvals by the SmartKem Stockholders and by the Ferrox Holders. Failure to obtain the required stockholder approvals may result in a material delay in, or the abandonment of, the Business Combination. Any delay in completing the Business Combination may materially adversely affect the timing and benefits that are expected to be achieved from the Business Combination.

The Business Combination may be completed even though certain events occur prior to the Closing that materially and adversely affect SmartKem or Ferrox.

The Business Combination Agreement provides that either SmartKem or Ferrox can refuse to complete the Business Combination  if there is a material adverse effect with the other party occurring between the date of the Business Combination Agreement and the closing. However, certain events may occur that do not permit either party to refuse to complete the Business Combination, even if such events could be said to have a material adverse effect on SmartKem or Ferrox, including, but not limited to:

●	any changes in conditions generally affecting United States or global economic, business, regulatory conditions, including changes in United States or global securities, credit, financial, debt or other capital markets;

●	general changes in national or international political conditions (including the imposition of or changes in international tariffs, sanctions, trade policies or disputes or any “trade war” and any cessation, outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency);

●	acts of God, natural disasters, calamities, disease outbreaks or pandemics;

●	any failure, in and of itself, by Ferrox or any of its subsidiaries to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period;

●	any changes after the date of the Business Combination Agreement not announced prior to the date of the Business Combination Agreement in any applicable law or GAAP, including, in each case, the authoritative interpretation or enforcement thereof; or

●	any action or omission taken by Ferrox pursuant to the prior written request of SmartKem, subject to certain exceptions set forth in the Business Combination Agreement.

The market price of the Combined Company’s common stock following the Business Combination may decline as a result of the Business Combination.

The market price of the Combined Company’s common stock may decline as a result of the Business Combination for a number of reasons, including if:

●	investors react negatively to the prospects of the Combined Company’s business and financial condition following the Business Combination;

●	the effect of the Business Combination on the Combined Company’s business and prospects is not consistent with the expectations of financial or industry analysts; and/or

●	the Combined Company does not achieve the perceived benefits of the Business Combination as rapidly or to the extent anticipated by financial or industry analysts.

SmartKem stockholders may not realize a benefit from the Business Combination commensurate with the ownership dilution they will experience in connection with or following the Business Combination.

If the Combined Company is unable to realize the strategic and financial benefits currently anticipated from the Business Combination, SmartKem stockholders will have experienced substantial dilution of their ownership interests in SmartKem without receiving the expected commensurate benefit, or only receiving part of the commensurate benefit to the extent the Combined Company is able to realize only part of the expected strategic and financial benefits currently anticipated from the Business Combination.

During the pendency of the Business Combination, SmartKem may not be able to enter into a business combination with another party at a favorable price because of restrictions in the Business Combination Agreement, which could adversely affect SmartKem’s business.

Covenants in the Business Combination Agreement impede the ability of SmartKem to enter into material transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, if the Business Combination is not completed, SmartKem may be at a disadvantage to its competitors during such period. In addition, while the Business Combination Agreement is in effect, SmartKem generally prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a Business Combination, sale of assets, or other business combination with any third party, subject to certain exceptions relating to fiduciary duties. Any such transactions that are impeded or prohibited pursuant to these covenants could be favorable to SmartKem stockholders if consummated.

Certain provisions of the Business Combination Agreement may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement.

The Business Combination Agreement contains “no-shop” restrictions on SmartKem’s ability to solicit, initiate, endorse, knowingly encourage or facilitate third party proposals relating to alternative transactions or to provide information to, or engage in discussions with, a third party in relation to an alternative transaction, subject to certain exceptions to permit the SmartKem Board to comply with its fiduciary duties. Before the SmartKem Board may change its recommendation to stockholders to adopt the Business Combination or terminate the Business Combination Agreement to accept a SMTK Superior Proposal (as defined in the Business Combination Agreement), SmartKem must, among other things, provide Ferrox with notice and matching rights. Upon the termination of the Business Combination Agreement, including in connection with a SMTK Superior Proposal, SmartKem may be required to pay a termination fee.

These provisions could discourage a potential third party acquiror from considering or proposing an acquisition transaction, even if it were prepared to pay a higher price than what would be received in the Business Combination. These provisions might also result in a potential third party acquiror proposing to pay a lower price than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

If the Business Combination Agreement is terminated and SmartKem determines to seek another business combination, SmartKem may not be able to negotiate a transaction with another party on terms comparable to, or better than, the terms of the Business Combination Agreement.

We expect to incur significant transaction costs in connection with the Business Combination.

We expect to incur a number of non-recurring costs associated with completing the Business Combination. These fees and costs have been, and will continue to be, substantial and, in many cases, will be borne by us whether or not the Business Combination is completed. A substantial majority of our non-recurring expenses will consist of transaction costs related to the Business Combination and include, among others, fees paid to financial, legal, accounting and other advisors. We will continue to assess the magnitude of these costs, and we may incur additional unanticipated costs. The costs described above and any unanticipated costs and expenses, many of which will be borne by us even if the Business Combination is not completed, could have an adverse effect on our financial condition and operating results.

Litigation relating to the Business Combination could require SmartKem or Ferrox to incur significant costs and suffer management distraction, and could delay or enjoin the Business Combination.

SmartKem or Ferrox could be subject to demands or litigation related to the Business Combination, whether or not the Business Combination is consummated. Such actions may create uncertainty relating to the Business Combination, or delay or enjoin the Business Combination, and responding to such demands could divert management time and resources. In addition, such demands or litigation could lead to a dissolution or bankruptcy of SmartKem if the costs associated with such demands or litigation are significant enough.

Risks if the Business Combination is not Consummated

Failure to complete the Business Combination may result in SmartKem paying a termination fee to Ferrox and could significantly harm the market price of the SmartKem common stock and negatively affect SmartKem’s future business and operations.

If the Business Combination is not completed and the Business Combination Agreement is terminated under certain circumstances, SmartKem may be required to pay Ferrox a termination fee equal to $3,000,000. Even if a termination fee is not payable in connection with a termination of the Business Combination Agreement, SmartKem will have incurred significant fees and expenses, which must be paid whether or not the Business Combination is completed. Further, if the Business Combination is not completed, it could significantly harm the market price of the SmartKem common stock.

In addition, if the Business Combination Agreement is terminated and SmartKem determines to seek another business combination, there can be no assurance that SmartKem will be able to find a partner and close an alternative transaction on terms that are as favorable as or more favorable to SmartKem than the terms set forth in the Business Combination Agreement.

If the Business Combination is not completed, the SmartKem Board may decide to pursue a dissolution and liquidation of SmartKem. In such an event, the amount of cash available for distribution to its stockholders will depend heavily on the timing of such liquidation as well as the amount of cash that will need to be reserved for commitments and contingent liabilities.

There can be no assurance that the Business Combination will be completed. If the Business Combination is not completed, the SmartKem Board may decide to pursue a dissolution and liquidation of SmartKem. In such an event, the amount of cash available for distribution to SmartKem stockholders will depend heavily on the timing of such decision, as with the passage of time the amount of cash available for distribution will be reduced as SmartKem continues to fund its operations. In addition, if the SmartKem Board were to approve and recommend, and SmartKem stockholders were to approve, a dissolution and liquidation of SmartKem, SmartKem would be required under Delaware corporate law to pay its outstanding obligations, as well as to make reasonable provision for contingent and unknown obligations, prior to making any distributions in liquidation to SmartKem stockholders. As a result of this requirement, a portion of SmartKem’s remaining cash assets may need to be reserved pending the resolution of such obligations. In addition, SmartKem may be subject to litigation or other claims related to a dissolution and liquidation. If a dissolution and liquidation were pursued, the SmartKem Board, in consultation with its advisors, would need to evaluate these matters and make a determination about a reasonable amount to reserve. Accordingly, holders of SmartKem common stock could lose all or a significant portion of their investment in the event of liquidation, dissolution or winding up of SmartKem.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain or may contain forward looking statements that involve risks and uncertainties. All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will,” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times at, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from what is expressed in or suggested by the forward-looking statements.

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. Except as required by law, we assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

USE OF PROCEEDS

The net proceeds from any disposition of the shares of Common Stock covered hereby will be received by the selling stockholders. We will not receive any of the proceeds from any such shares of Common Stock offered by this prospectus. We will, however, receive the net proceeds of any Warrants exercised for cash. We expect to use the proceeds received from the exercise of the Warrants, if any, for general working capital purposes.

PRIVATE PLACEMENTS

Series A Preferred Stock and Warrants

On March 30, 2026, we entered into a Securities Purchase Agreement (the “Preferred Stock Purchase Agreement”) with the selling stockholders, including certain March Noteholders (as defined below) pursuant to which we agreed to issue and sell to the selling stockholders in a private placement (the “Private Placement”), at an initial closing, (i) 11,411.5 shares of our newly designated Series A Preferred Stock, with a stated value of $1,000 per share, convertible into shares of Common Stock, at an initial conversion price of $29.06 per share, subject to adjustment as set forth in the Certificate of Designations (as defined below), and (ii) the Warrants to purchase up to 490,861 shares of Common Stock. The purchase price under the Preferred Stock Purchase Agreement was satisfied in cash or by exchange of Notes (defined below).

On July 16, 2026, we entered into Amendment No. 1 to Securities Purchase Agreement (the “Amendment”), pursuant to which the Preferred Stock Purchase Agreement was amended to (i) allow a new party to join the Preferred Stock Purchase Agreement as a Buyer; and (ii) amend the Schedule of Buyers attached thereto, to reallocate among the Buyers the number of shares of Series A Preferred Stock and Warrants available for the Buyers to purchase at Additional Closings. The Amendment did not result in an increase or decrease to the aggregate number of additional shares of Series A Preferred Stock and Warrants that the Buyers may collectively purchase at Additional Closings.

On March 18, 2026,  we entered into a Securities Purchase Agreement (the “March Note Purchase Agreement”) with certain accredited investors (the “March Noteholders”), pursuant to which we agreed to issue and sell to the March Note Holders senior secured promissory notes (the “Notes”) in the aggregate original principal amount of $3,750,000 for an aggregate purchase price of $2,625,000, reflecting an original issue discount of approximately 30%. Pursuant to the Notes, each March Noteholder may elect to exchange all or any portion of the then outstanding principal amount of its Note into the securities being issued in such subsequent placement, with the aggregate amount of such securities valued at 120% of the exchanged principal amount. In connection with the Preferred Stock Purchase Agreement, each holder of a Note provided a limited waiver of any term or condition of the transaction documents entered into in connection with the March Note Purchase Agreement that would otherwise restrict or prohibit the execution and delivery of the Preferred Stock Purchase Agreement and the other transaction documents entered into in connection therewith and the issuance of the securities thereunder, solely with respect to the transactions contemplated by the Preferred Stock Purchase Agreement.

The Preferred Stock Purchase Agreement contains customary representations and warranties of us and the selling stockholders customary for similar transactions. Pursuant to the Preferred Stock Purchase Agreement, the selling stockholders have the right, subject to the satisfaction of certain conditions, to require us to participate in one or more additional closings (each, an “Additional Closing”) for the purchase of up to an aggregate of 10,000 additional shares of Series A Preferred Stock and Warrants within 12 months of the initial closing date. We completed Additinal Closings on July 16, 2026 and July 24, 2026, pursuant to such rights. At the July 16, 2026 Additional Closing, we sold to certain selling stockholders an additional 1,250 shares of Series A Preferred Stock and additional Warrants to purchase up to  53,769  shares of Common Stock  for aggregate proceeds of approximately $1.0 million. The purchase price for the securities sold at such Additional Closings under the Preferred Stock Purchase Agreement was satisfied in cash. At the July 24, 2026 Additional Closing, we sold to certain Buyers an additional 2,500 shares of Series A Preferred Stock and additional Warrants to purchase up to 107,544 shares of Common Stock for aggregate proceeds of approximately $2.0 million. The purchase price for the securities sold at such Additional Closings under the Preferred Stock Purchase Agreement was paid in cash.

We were required to seek stockholder approval (the “Preferred Stock Stockholder Approval”), either by (x) obtaining the written consent of the requisite stockholders and filing an information statement with the SEC no later than 45 calendar days after the initial closing date, or (y) holding a special or annual meeting of stockholders no later than the 60th calendar day after the initial closing date, for (i) an increase in our authorized shares of Common Stock from 300,000,000 to 5,000,000,000, (ii) the removal of the restriction on stockholder action by written consent, (iii) the issuance of all securities under the Preferred Stock Purchase Agreement in compliance with the rules and regulations of The Nasdaq Stock Market LLC, (iv) a reverse stock split of the Common Stock in such ratio as determined by the Board of Directors, and (v) an increase in the number of shares issuable under our 2021 Equity Incentive Plan. The Preferred Stock Stockholder Approval was obtained at our 2026 Annual Stockholders’ Meeting held on June 23, 2026 for (i), (iii), (iv) and (v).

Certain provisions of the Preferred Stock Purchase Agreement continue to restrict our ability to engage in specified financing transactions, issue securities below the applicable conversion price of the Series A Preferred Stock, redeem equity securities, declare dividends and undertake certain other corporate actions while shares of Series A Preferred Stock remain outstanding.

In connection with the Preferred Stock Purchase Agreement, on March 30, 2026, we entered into a Registration Rights Agreement (the “Preferred Stock Registration Rights Agreement”) with the selling stockholders, pursuant to which we agreed to file a registration statement with the SEC registering the resale of certain shares of Common Stock, including Additional Conversion Shares, the Additional Warrant Shares, or the Additional RRA Shares, no later than the tenth day following our filing of our annual report on Form 10-K for the year ended December 31, 2025, and to use our reasonable best efforts to cause such registration statement to be declared effective by the SEC no later than 60 calendar days after the initial closing date (or 120 calendar days if subject to a full review by the SEC). The Preferred Stock Registration Rights Agreement provides for the payment of certain cash penalties to the selling stockholders in the event we fail to satisfy our registration obligations thereunder.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those issuable to the selling stockholders upon conversion of the Series A Preferred Stock and exercise of the Warrants. For additional information regarding the issuance of the Additional Conversion Shares, the Additional Warrant Shares, and the Additional RRA Shares, see “Private Placement” above. We are registering the shares of Common Stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of the Additional Conversion Shares, the Additional Warrant Shares, and the Additional RRA Shares issued pursuant to the Preferred Stock Purchase Agreement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders and registered fore resale in the Prior Prospectus, based on their respective ownership of shares of Common Stock, Series A Preferred Stock and the Warrants, as of September 18, 2026, assuming conversion of the Series A Preferred Stock and exercise of the Warrants held by each such selling stockholder on that date but taking account of any limitations on conversion and exercise set forth therein.

The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on (i) conversion of the Series A Preferred Stock set forth in the certificate of designations or (ii) exercise of the Warrants set forth therein.

The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus and the Prior Prospectus.

Under the terms of the certificate of designations and the Warrants, a selling stockholder may not convert the Series A Preferred Stock or exercise of the Warrants to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company. The number of shares in the second column reflects these limitations. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus		Number of Shares of Common Stock of Owned After Offering
Keystone Capital Partners, LLC (1)	1,053,605	5,631,404	(3)	-
Seven Knots, LLC (2)	101,677	891,032	(3)	-
KCP Fund I (4)	80,792	408,025	(3)	-
KCP Florida LLC (5)	116,204	586,867	(3)	-
Shorecrest Capital (6)	80,792	408,025	(3)	-
Pinz Capital Special Opportunities Fund, L.P. (7)	303,331	303,331	(3)	-
Jim Fallon	151,616	1,212,057	(3)	-
Stratgyx, LLC (8)	58,102	382,705	(3)	-
Mank Capital, LLC (9)	116,204	810,042	(3)	-
CREO Investments, LLC (10)	151,616	1,107,933	(3)	-
Caravel Capital (11)	80,792	408,025	(3)	-
SRX Health Solutions, Inc. (12)	412,947	2,085,519	(3)	-
Eugene McBurney (13)	-	892,697	(3)	-

1.

The business address of Keystone Capital Partners, LLC is 139 Fulton Street, Suite 412, New York, NY 10038. Keystone Capital Partners, LLC’s principal business is that of a private investor. Ranz Group, LLC, a Delaware limited liability company, is the managing member of Keystone Capital Partners, LLC and the beneficial owner of 97% of the membership interests in Keystone Capital Partners, LLC. Fredric G. Zaino is the managing member of Ranz Group, LLC and has sole voting control and investment discretion over securities beneficially owned directly by Keystone Capital, LLC and indirectly by Ranz Group, LLC. We have been advised that none of Mr. Zaino, Ranz Group, LLC or Keystone Capital Partners, LLC is a member of the Financial Industry Regulatory Authority, or FINRA, or an independent broker-dealer, or an affiliate or associated person of a FINRA member or independent broker-dealer. The foregoing should not be construed in and of itself as an admission by Mr. Zaino as to beneficial ownership of the securities beneficially owned directly by Keystone Capital Partners, LLC and indirectly by Ranz Group, LLC.

2.

Seven Knots, LLC is managed by Marissa Welner. Ms. Welner in her capacity as Manager of Seven Knots, LLC may be deemed to have investment discretion and voting power over the shares held by Seven Knots, LLC. Ms. Welner disclaims any beneficial ownership of these shares. The business address of Seven Knots, LLC is 415 N Benton Avenue, Helena, MT 59601.

3.	Represents shares of Common Stock issuable upon conversion of Series A Preferred Stock or exercise of Additional Warrants.

4.

KCP Fund I, LLC is an affiliate of Keystone Capital Partners, LLC and is managed by RANZ Group LLC. Fredric Zaino, the Managing Member of RANZ Group LLC, may be deemed to have investment discretion and voting power over the shares held by KCP Fund I, LLC. RANZ Group LLC and Mr. Zaino each disclaim any beneficial ownership of these shares. The address of the selling stockholder is 139 Fulton Street, Suite 412, New York, NY 10038.

5.

KCP Florida LLC is managed by Michael Young.  Mr. Young in his capacity as managing member of KCP Florida LLC may be deemed to have investment discretion and voting power over the shares held by KCP Florida LLC. Mr. Young disclaims any beneficial ownership of these shares. The business address of KCP Florida LLC is 955 N Railroad Avenue, Suite 200, West Palm Beach, Florida 33402.

6.

Gordon Goss, the control person of Shorecrest Capital, has voting and investment control of the shares held by Shorecrest Capital and may be deemed to be the beneficial owner of such shares.  The address of Shorecrest Capital is 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

7.

Matthew Pinz, is the control person of Pinz Capital Special Opportunities Fund LP, has voting and investment control of the shares held by Pinz Capital Special Opportunities Fund LP and may be deemed to be the beneficial owner of such shares. The address of Pinz Capital Special Opportunities Fund LP is 27 Hospital Road, Georgetown, Grand Cayman KY1-9008.

8.

Sameer Mithal, Managing Partner of Stratgyx, LLC, holds voting and dispositive power over the shares held by this stockholder. Mr. Mithal disclaims any beneficial ownership of these shares. The address of Stratgyx, LLC is 340 West 86th Street, #9B, New York, NY 10024.

9.

Jess Mogul, President of Mank Capital, LLC, has voting and investment control of the shares held by Mank Capital, LLC and may be deemed to be the beneficial owner of such shares. Mr. Mogul, however, disclaims any beneficial ownership of the shares held by the selling stockholder. The address of Mank Capital, LLC is 347 West 87th Street, Apt. 2R, New York, NY 10024.

10.

CREO Investments LLC is managed by Andrew Cohen. Mr. Cohen in capacity as Manager may be deemed to have investment discretion and voting power over the shares held by CREO Investments LLC. Mr. Cohen disclaims any beneficial ownership of these shares. The business address of CREO Investments LLC is 16192 Coastal Highway, Lewes, Delaware 19958.

11.	Adrian Pinto is the control person of Caravel Capital. The address of the selling stockholder is 3060 Mercer University Dr., 110-153, Chamblee, Georgia 30341.

12.	The business address of SRx Health Solutions, Inc. is 801 US Highway 1, North Palm Beach, Florida 33408.

13.	The business address of Mr. McBurney is 119 Harbourway, Paradise Island, Nassau, N.P., Bahamas

DESCRIPTION OF CAPITAL STOCK

The following is a summary description of the material terms of our Common Stock as provided in our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”), and Amended and Restated Bylaws (“Bylaws”), copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The following discussion is only a summary and may not contain all the information that is important to you or that you should consider before investing in our stock, and is qualified in its entirety by reference to the complete text of the Certificate of Incorporation and Bylaws. For a more detailed description of these securities, you should read the applicable provisions of Delaware law, our Certificate of Incorporation, our Bylaws and the reports that we file with the SEC, which are incorporated herein by reference.

General

We have authorized capital stock consisting of 5,000,000,000 shares of Common Stock and 10,000,000 shares of preferred stock. The authorized number of shares of Series A Preferred Stock is 31,412 shares, each with a par value of $0.0001 per share and a stated value of $1,000 per share.

Common Stock

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our Certificate of Incorporation and our Bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our Common Stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

We have never paid cash dividends on our Common Stock. Moreover, we do not anticipate paying periodic cash dividends on our Common Stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our Common Stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Series A Preferred Stock

Voting Rights

Holders of Series A Preferred Stock have no voting power except as required by the Delaware General Corporation Law or as set forth in the Certificate of Designations with respect to certain protective matters requiring the consent of the Required Holders.

Conversion

Each share of Series A Preferred Stock is convertible at any time at the option of the holder into shares of Common Stock at a conversion rate determined by dividing the conversion amount by the conversion price of $29.06 per share, with alternate conversion options available following stockholder approval (at 90% of the lowest VWAP during the five preceding trading days) or upon a triggering event (at 80% of such VWAP, with the conversion amount subject to a required premium of 125%), in each case subject to a 4.99% beneficial ownership limitation (adjustable to 9.99% upon 61 days’ prior written notice).

Dividends

Dividends are payable when and as declared by the Board of Directors in its sole discretion, in cash, securities or other assets, on the stated value of each share, provided that upon the occurrence and continuance of a triggering event, default dividends accrue at a rate of 15.0% per annum.

Ranking

The Series A Preferred Stock ranks senior to the Common Stock and all other junior capital stock with respect to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Liquidation

Upon a liquidation event, holders of Series A Preferred Stock are entitled to receive, before any payment to holders of junior stock, an amount per share equal to the sum of (i) the Black-Scholes value of the outstanding portion of all Warrants held by such holder and (ii) the greater of (A) 125% of the applicable conversion amount and (B) the amount per share such holder would receive upon conversion immediately prior to such event.

Warrants

Cashless Exercise

The Warrants provide for cashless exercise in the event a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not effective.

Beneficial Ownership Limitation

The exercise of the Warrants is subject to a beneficial ownership limitation of 4.99% of the outstanding shares of Common Stock (adjustable to 9.99% upon 61 days’ prior written notice by the holder).

Anti-Dilution and Price Adjustments

The exercise price of the Warrants is subject to customary adjustments for stock dividends, stock splits and similar transactions, as well as full ratchet anti-dilution protection upon the issuance of shares of Common Stock or Common Stock equivalents (other than certain excluded securities) at a price per share below the then-effective exercise price. The exercise price is also subject to adjustment upon certain stock combination events and, following the date the Preferred Stock Stockholder Approval (as defined below) is obtained, is subject to periodic adjustment to the market price of the Common Stock for a period of 180 calendar days. Prior to the date the Preferred Stock Stockholder Approval is obtained, no adjustment may reduce the exercise price below $29.06.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions included in our Certificate of Incorporation and in Bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our Certificate of Incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Classified Board of Directors

Our Certificate of Incorporation provides that our board of directors is divided into three classes, with the number of directors in each class being as nearly equal in number as possible. The directors in each class serve for a three-year term, one class being elected each year by our stockholders, with staggered three-year terms. These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control of us or our management.

Removal of Directors

Our Certificate of Incorporation provides that stockholders may only remove a director for cause.

Director Vacancies

Our Certificate of Incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our Certificate of Incorporation does not provide stockholders with the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Certificate of Incorporation and Bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer, or our board of directors.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by our secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the Bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the Bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by Written Consent

Our Certificate of Incorporation and Bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our Certificate of Incorporation provides that the affirmative vote of at least 66 2∕3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, is required to amend certain provisions of our Certificate of Incorporation.

Our Bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66 2∕3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. Additionally, our Certificate of Incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of Common Stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of any exchange upon which our Common Stock may become listed and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Common Stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Jurisdiction

Our Certificate of Incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee to the us or our stockholders, any action arising pursuant to any provision of the DGCL or our Certificate of Incorporation or bylaws (as either may be amended from time to time), or (iv) (A) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although our Certificate of Incorporation contains the exclusive forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the DGCL, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock.

Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti- takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our Common Stock.

Transfer Agent and Registrar

Our transfer agent and registrar is Equiniti Trust Company LLC whose address is 6201 15th Avenue, Brooklyn, New York 11219.

Listing

Our Common Stock is listed on The Nasdaq Capital Market under the symbol “SMTK.”

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issuable upon conversion of the preferred shares and the exercise of the warrants to permit the resale of these shares of Common Stock by the holders of the preferred shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock, although we will receive the exercise price of any warrants not exercised by the seling stockholders on a cashless exercise basis. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales made after the date the Registration Statement is declared effective by the SEC;

•	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. The selling stockholders may also sell shares of Common Stock short and deliver shares of Common Stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the preferred shares, warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the registration rights agreement, estimated to be $36,500 in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Meister Seelig & Schuster PLLC, New York, New York. Additional legal matters may be passed upon for us or any underwriters, dealers, or agents by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements as of December 31, 2025 and for the year then ended, incorporated by reference herein have been so incorporated in reliance on the report of CBIZ CPAs P.C., an independent registered public accounting firm  (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of December 31, 2024 and for the year then ended, incorporated by reference herein have been so incorporated in reliance on the report of Marcum, LLP, an independent registered public accounting firm  (which report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern), appearing in our annual report on Form 10-K for the year ended December 31, 2025, incorporated by reference herein, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the sale, from time to time, of the shares of Common Stock held by the selling stockholders named in this prospectus and any applicable prospectus supplement.

This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. For further information with respect to us and the securities being offered under this prospectus, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement.

You may read and copy the registration statement, as well as our reports, proxy statements and other information, on the SEC’s website at http://www.sec.gov. You can also obtain copies of materials we file with the SEC from our website found at www.smartkem.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The documents incorporated by reference into this prospectus contain important information that you should read about us.

The following documents are incorporated by reference into this prospectus and any applicable prospectus supplement:

●	our Current Reports on Form 8-K filed with the Commission on January 6, 2026, January 15, 2026, January 30, 2026, February 6, 2026, February 13, 2026, March 11, 2026, March 19, 2026, March 26, 2026, March 31, 2026, April 17, 2026, April 22, 2026, April 23, 2026, April 29, 2026, June 12, 2026, June 26, 2026 (two Current Reports on Form 8-K). July 21, 2026, July 27, 2026, August 3, 2026, August 19, 2026, August 21, 2026, September 4, 2026, and September 14, 2026 (other than any portions thereof deemed furnished and not filed);

●	Quarterly Report on Form 10-Q for the three-month period ended June 30, 2026 filed with the SEC on August 14, 2026;

●	Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on April 8, 2026; and

●	the description of our Common Stock contained in our Registration Statement on Form 8-A, filed with the SEC on May 30, 2024 as updated by the Description of Securities set forth on Exhibit 4.4 to our Annual Report on Form 10-K filed with the Commission on March 31, 2025, including any amendments or reports filed for the purpose of updating such description..

All documents subsequently filed by us (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the shares of Common Stock made by this prospectus are deemed to be incorporated by reference into this prospectus. Such future filings will become a part of this prospectus from the respective dates that such documents are filed with the SEC.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that such statement contained herein or in any other subsequently filed document, which is also incorporated or deemed to be incorporated herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are also available on our corporate website at www.tharimmune.com. Information contained on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information on our website to be part of this prospectus or any prospectus supplement unless specifically incorporated herein by reference. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered a copy of any or all of the documents incorporated by reference in this prospectus and any prospectus supplement free of charge upon request for such documents in writing at the below address:

SmartKem, Inc.

3 Germay Drive, Unit 4 #1029

Wilmington, DE 19804

15,127,662 Shares of Common Stock

PROSPECTUS

September __, 2026

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth an estimate of the fees and expenses relating to the issuance and distribution of the securities being registered hereby, other than underwriting discounts and commissions, all of which shall be borne by the selling stockholders. All of such fees and expenses, except for the SEC Registration Fee, are estimated:

SEC registration fee	$4,890.65
Legal fees and expenses	$8,500
Printing fees and expenses	$5,000
Accounting fees and expenses	$12,500
Miscellaneous fees and expenses	$5,000

Total	$35,890.65

Item 15. Indemnification of Officers and Directors.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our Certificate of Incorporation provides that no director of the Company shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our Certificate of Incorporation and Bylaws provide indemnification for our directors and officers to the fullest extent permitted by the DGCL.

Item 16. Exhibits.

a) Exhibits.

Exhibit Numbers	Exhibit Description
3.1	Amended and Restated Certificate of Incorporation of the Registrant, as amended (incorporated by reference to Exhibit 3.1 to the Company’s Annual Report on Form 10-K filed on March 31, 2025)
3.2	Amended and Restated Bylaws of the Registrant, as currently in effect (incorporated by reference to Exhibit 3.4 to the Company’s Current Report on Form 8-K filed on February 24, 2021)
3.3	Certificate of Designations of Rights and Preferences of Series A Convertible Preferred Stock of SmartKem, Inc., filed with the Secretary of State of the State of Delaware on March 30, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
3.4	Certificate of Amendment of Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 20, 2026 (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on August 21, 2026)
5.1*	Opinion of Meister Seelig & Schuster as to the legality of the securities being registered
10.1	Form of Preferred Stock Purchase Agreement (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.2	Form of Preferred Stock Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.3	Common Stock Purchase Agreement, dated March 27, 2026, by and between SmartKem, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.4	Registration Rights Agreement, dated March 27, 2026, by and between SmartKem, Inc. and the investor signatory thereto (incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed on March 31, 2026)
10.5	Amendment No. 1 to Preferred Stock Purchase Agreement, dated July 16, 2026 (incorporated by reference to the Company’s Current Report on Form 8-K filed on July 21, 2026)
10.6	Business Combination Agreement, dated August 3, 2026, by and among the Company, Ferrox Critical Minerals, Ltd., and SMTK Merger Sub Inc. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed August 3, 2026)
23.1*	Consent of Marcum LLP, independent registered public accounting firm (Marcum LLP, New York, USA, PCAOB ID # 688)
23.2*	Consent of CBIZ CPAs P.C., independent registered public accounting firm (CBIZ CPAs P.C., New York, USA. PCAOB ID #199)
23.3*	Consent of Meister Seelig & Schuster PLLC (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature pages to the registration statement)
107*	Filing Fee Table

*	Filed herewith.

Item 17. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement;.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(l)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser;

(6) That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Wilmington, Delaware, on September 18, 2026.

SMARTKEM, INC.

By:	/s/ Ian Jenks
Ian Jenks
Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of SmartKem, Inc., hereby severally constitute and appoint Barbra C. Keck, our true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for us and in our stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all documents relating thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or advisable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

WITNESS our hands and common seal on the dates set forth below.

Pursuant to the requirements of the Securities Act of 1933, as amended, the following persons in the capacities and on the dates indicated have signed this Registration Statement below.

Signature	Title	Date

/s/ Ian Jenks	Chairman of the Board, Chief Executive Officer and President	September 18, 2026
Ian Jenks	(Principal Executive Officer)

/s/ Barbra C. Keck	Chief Financial Officer	September 18, 2026
Barbra C. Keck	(Principal Financial and Accounting Officer)

/s/ Klaas de Boer	Director	September 18, 2026
Klaas de Boer

/s/ Steven DenBaars, Ph.D.	Director	September 18, 2026
Steven DenBaars, Ph.D.

/s/ Melisa Denis	Director	September 18, 2026
Melisa Denis

/s/ Sriram Peruvemba	Director	September 18, 2026
Sriram Peruvemba